Exhibit 11


                        Frontier Corporation
    Computation of Diluted Earnings Per Common Share (Unaudited)



In thousands of dollars, except per share data
Three Months Ended March 31,                                1998      1997
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Income (loss) applicable to common stock                $ 33,663  $(16,156)
Interest expense on convertible debentures, net of
  tax (1)                                                     90         -
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Adjusted income (loss) applicable to common stock       $ 33,753  $(16,156)
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Average Common Shares Outstanding                        170,071   167,006
Stock options and warrants (1)                             2,230         -
Convertible debentures (1)                                   503         -
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Adjusted common shares assuming conversion
  at beginning of each period                            172,804    167,006
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Diluted Earnings Per Common Share                       $     .20  $   (.10)
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(1)    Convertible debentures and common stock equivalents are
       not applicable to the calculation for 1997 due to the Company's net loss position.